FORM OF

SUB-LICENSE, MARKETING SUPPORT AND EXPENSE REIMBURSEMENT AGREEMENT

AGREEMENT, dated _____, 2013 by and among EXCHANGE TRADED CONCEPTS TRUST (the “Trust”), on behalf of each series of the Trust identified on Exhibit A, as may be amended from time to time, (each, the “Fund” and, collectively, the “Funds”), EXCHANGE TRADED CONCEPTS, LLC (the “Adviser”), and YIELDSHARES, LLC (the “Sponsor”).

WHEREAS, the Trust is a registered investment company under the Investment Company Act of 1940 (the “1940 Act”);

WHEREAS, the Adviser is responsible under an Investment Advisory Agreement with the Trust (the “Advisory Agreement”) to pay all expenses incurred by the Funds, except for Excluded Expenses (as defined below);

WHEREAS, the Sponsor has entered into a License Agreement (“License Agreement”) with the parties identified on Exhibit A (each, a “Licensor”) and, pursuant to the License Agreement, Licensor has granted the Sponsor a license to use its proprietary indexes and certain related copyright, trademark and proprietary rights and trade secrets of Licensor (as further described in the License Agreement, such rights being referred to herein collectively, as the “Index”) in connection with the issuance, sale, marketing and/or promotion of certain financial products;

WHEREAS, the Sponsor wishes to act as sponsor to the Fund and to sub-license the Index to the Fund, as identified on Exhibit A, assume the Adviser’s obligation to pay the Fund expenses and provide certain marketing support services to the Fund.

NOW, THEREFORE, for good and valuable consideration, the receipt whereof is hereby acknowledged, and the mutual performance of the undertakings herein, it is agreed by and between the parties hereto as follows:

1.	The Sponsor’s Services.

(a)           Expense Reimbursement.  The Sponsor agrees to assume the Adviser’s obligation under the Advisory Agreement to pay all of the expenses of the Fund, including but not limited to those identified in the non-exclusive list of expenses in Exhibit B, which may be amended from time to time (“Operating Expenses”), except that, consistent with the Adviser’s obligation under the Advisory Agreement, the Sponsor will not be obligated to pay the advisory fee paid to the Adviser by the Fund, interest, taxes, brokerage commissions and other expenses incurred in placing orders for the purchase and sale of securities and other investment instruments, acquired fund fees and expenses, accrued deferred tax liability, extraordinary expenses, and distribution fees and expenses paid by the Trust under any distribution plan adopted pursuant to Rule 12b-1 under the 1940 Act (“Excluded Expenses”).  For each Fund, the Sponsor agrees to reimburse the Adviser for any amounts paid or owed by the Adviser above the advisory fee paid to the Adviser by such Fund (and received by the Adviser) under the Advisory Agreement.  The amount reimbursed to the Adviser by the Sponsor under this paragraph (the “Expense Reimbursement Amount”) will include an amount necessary to allow the Adviser to retain from the advisory fee for each Fund, after payment of all Operating Expenses for that Fund incurred during the period to which the advisory fee relates, the greater of (i) $25,000 annually or (ii) [0.XX]% annually of the average daily net asset value of the Fund during such period (such greater amount for each period, the “Adviser Retained Amount”).

(b)           Marketing Support.  The Sponsor will provide marketing support to the Fund including, but not limited to, distributing the Fund’s marketing materials and providing the Fund with access to and the use of Sponsor’s other marketing capabilities.

(c)           Index Sub-License.  The Sponsor grants to the Fund an exclusive and non-transferable sub-license to use the Index in connection with the operation, issuance, distribution, marketing and/or promotion of the Fund.  The Fund acknowledges that it has received and read a copy of the License Agreement and agrees to be bound by all the provisions thereof including, without limitation, those provisions imposing any obligations on the Sponsor.  The Sponsor shall not sub-license the Index to another party for a period of [XX] years after the Fund’s commencement of operations or until the earlier of the termination of this Agreement with respect to the Fund (the “Exclusivity Period”).

2.	The Sponsor’s Compensation.

(a)           In consideration of the services to be provided by the Sponsor under this Agreement, the Adviser shall pay, and the Sponsor agrees to accept as full compensation therefor, a fee that will be paid to the Sponsor monthly and will be in an amount equal to [0.XX]% of the average daily net assets of the Fund during such month (the “Fee”).

(b)           The parties agree and acknowledge that the Fee is in consideration of the opportunity and economic costs borne by the Sponsor in its expenditure of time, resources and expertise in providing financial and marketing support and granting an index sub-license to the Fund.  The parties further agree and acknowledge that the Fee is paid solely out of the Adviser’s legitimate profits and/or general revenues and will not be paid by or an obligation of the Fund.  The Sponsor may, in its sole discretion and from time to time, waive all or a portion of the Fee.

3.          Timing and Other Payment Matters.  The Adviser shall deliver to the Sponsor no later than the [tenth] business day of each month an invoice of Expense Reimbursement Amounts due (each, an “Invoice”).  The Sponsor shall pay each Invoice within [fifteen] days after delivery thereof.  Each Invoice shall state, with respect to each Fund: (i) the amount of Operating Expenses incurred by the Fund during the preceding month, (ii) the amount, if any, by which the sum of the Operating Expenses for the Fund and the Adviser Retained Amount for that Fund exceeds the advisory fee paid by the Fund with respect to such month, and (iii) the total amount due and payable to the Adviser for that period.  Any Expense Reimbursement Amount and paragraph 4 Fund termination fee owed to the Adviser by the Sponsor shall be netted against payment of any Fees owed to the Sponsor by the Adviser.  Upon reasonable request, the Sponsor shall be entitled to supporting documentation from the Adviser in connection with any Invoice.  The Adviser shall use commercially reasonable efforts to obtain such documentation.  The parties agree to work in good faith to resolve any disputes.

4.	Term and Termination.

(a)          This Agreement shall become effective with respect to a Fund as of the date shown on Exhibit A and continue in effect for a period of [XX] years from the date thereof and thereafter shall renew for additional [XX] year periods, unless terminated earlier in accordance with the provisions of this paragraph 4.

(b)          At any time beginning [two (2)] years after the Fund’s commencement of operations, the Sponsor may give the Adviser written notice of its intent to request that the Adviser recommend to the Board of Trustees of the Trust (the “Board”) that it liquidate the Fund (such recommendation will not be unreasonably withheld).  At any time beginning [three (3)] years after the Fund’s commencement of operations, the Sponsor may give the Adviser written notice that it intends to request that the Adviser recommend to the Board that it approve the transfer of the Fund’s assets to another fund (such recommendation will not be unreasonably withheld).

(c)          If the Sponsor requests the liquidation or transfer of the Fund pursuant to paragraph 4(b) of this Agreement, effective upon such liquidation or transfer: (i) this Agreement shall terminate with respect to the Fund; and (ii) the Sponsor will pay to the Adviser a termination fee equal to (x) the number of months remaining in the Exclusivity Period with respect to the Fund at the time this Agreement is terminated with respect to the Fund, multiplied by (y) the average of the Adviser Retained Amounts for the six months prior to such termination of the Agreement.

(d)          Notwithstanding any provision of this Agreement to the contrary, the obligation of the Adviser to pay the Fee to the Sponsor shall terminate with respect to a Fund effective upon the Sponsor’s request pursuant to paragraph 4(b) of this Agreement that the Fund be liquidated or transferred.

(e)          This Agreement may be terminated, at any time, in its entirety or with respect to one or more particular Funds, without payment of any penalty by any Fund, by the Board of Trustees of the Trust.

(f)           In the event of the termination of the sub-license granted by this Agreement resulting from a termination of the License Agreement, the remaining obligations of the parties under this Agreement shall continue in full force and effect.

(g)           No termination (whether respect to the Fund or the Agreement) will relieve a party’s obligation to pay amounts due and payable hereunder with respect to a time period prior to such termination.

(h)           The obligation set forth in paragraph 6 of this Agreement shall survive the termination of this Agreement.

5.         Indemnification.  The Sponsor agrees to indemnify and hold harmless the Trust and each Fund against any losses, expenses, claims, damages or liabilities (or actions or proceedings in respect thereof) to which the Trust or a Fund may become subject arising out of or based on the breach by the Sponsor of any provision of this Agreement or any wrongful action by the Sponsor.  The foregoing indemnification shall be in addition to any rights that the Trust or a Fund may have at common law or otherwise.  The Sponsor’s agreement in this paragraph 6 shall, upon the same terms and conditions, extend to and inure to the benefit of each person who may be deemed to control the Trust or a Fund, be controlled the Trust or a Fund, or be under common control with the Trust or a Fund, and their affiliates, trustees, officers, employees and agents.  The Sponsor’s agreement in this paragraph 6 shall also extend to any of successor of the Trust or a Fund or the successors of the aforementioned control persons, affiliates, trustees, officers, employees or agents.

6.	Miscellaneous.

(a)           This Agreement may be amended, supplemented, or extended by a written instrument signed by the parties hereto at any time.

(b)           This agreement shall be governed by [New York] law, excluding the laws on conflicts of laws.  To the extent that the applicable laws of New York, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or order of the Securities and Exchange Commission thereunder.  Any provision of this agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties.

(c)           This Agreement, together with any schedules and exhibits, constitutes the entire agreement of the parties hereto with respect to its subject matter.  The terms of this Agreement shall prevail in the event of any conflict between the License Agreement and this Agreement.

(d)           Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated by any party hereto without prior written consent of the other parties.

(e)           Any notice required or permitted to be given by any party to another party shall be in writing and shall be deemed to have been given when sent by registered or certified mail, postage prepaid, return receipt requested, as follows:

Notice to the Sponsor shall be sent to

YieldShares, LLC
[Insert Address]
Attn: Christian Magoon

Notice to the Trust shall be sent to

Exchange Traded Concepts Trust
2545 South Kelly Avenue
Suite C
Edmond, Oklahoma 73013
Attention: Garrett Stevens

Notice to the Adviser shall be sent to

Exchange Traded Concepts, LLC
2545 South Kelly Avenue
Suite C
Edmond, Oklahoma 73013
Attention: Garrett Stevens

(f)           This Agreement is executed by the Trust with respect to each of the Funds and the obligations hereunder are not binding upon any of the Trustees, officers or shareholders of the Funds individually, but are binding only upon the Funds to which such obligations pertain and the assets and property of such Funds.  All obligations of the Funds under this Agreement shall apply only on a Fund-by-Fund basis, and the assets of one Fund shall not be liable for the obligations of another Fund.

(g)           This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original agreement but such counterparts shall together constitute but one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed in duplicate original by their officers thereunto duly authorized as of the day and year first written above.

EXCHANGE TRADED CONCEPTS TRUST

____________________________

Name:_______________________

Title:________________________

YIELDSHARES, LLC

____________________________

Name:_______________________

Title:________________________

EXCHANGE TRADED CONCEPTS, LLC

____________________________

Name:_______________________

Title:________________________

EXHIBIT A

Fund	Index	Licensor	Effective Date
YieldShares High Income ETF	ISE High Income Index	International Securities Exchange, LLC	[_______, 2013]

EXHIBIT B

Fund Expenses

Advisory Fees (ETC)
Chief Compliance Officer Fees
Corporate Action Service
Creation/Redemption Unit Transactions
Custody Fees
Distributor Services
EDGAR Filings
Financial Printer XBRL Service
Fund Admin & Portfolio Evaluation
Global Custody Services
IIV Calculation and Dissemination
Independent Audit & Tax Fees
Independent Legal Counsel (if applicable)
Index License
In-Kind Settlements
Insurance
Legal Administration (if applicable)
Legal Fees
Miscellaneous Fund Expenses (Board Expenses, etc)
Multiple Advisors (if applicable)
NYSE/NASDAQ Initial Listing Fee
Performance Reporting
Portfolio Transaction & Safekeeping Charges
Portfolio Transaction Charges
Pricing Service Interface
SEC 24f-2 Fee
Shareholder Reports/Printing
Sub-Advisory Fees (IMS)
Transfer Agency
Trustee Fees
Website Maintenance & Data Feed